FILED PURSUANT TO RULE 424(B)(3)
Registration Statement No. 333-108207

LINCARE HOLDINGS INC.

$275,000,000

Principal Amount of 3.00% Convertible Senior Debentures due 2033
and 5,156,663 shares of Common Stock issuable upon the conversion of the debentures

Prospectus Supplement No. 3 dated December 18, 2003
to the Prospectus Dated December 2, 2003 as supplemented by Prospectus No. 1 dated December 5, 2003 and
Prospectus No. 2 dated December 11, 2003

        This prospectus supplement relates to an aggregate principal amount of $275 million of 3.00% Convertible Senior Debentures due 2033 and the 5,156,663 shares of our common stock issuable upon conversion of the debentures. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated December 2, 2003, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus. The debentures are not listed on any securities exchange. The debentures are designated for trading in the PORTAL market. Our common stock is listed on the Nasdaq National Market under the symbol "LNCR".

        See "Risk Factors" beginning on page 6 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the debentures.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The information in the following table is presented as of December 18, 2003 and supplements or supersedes, with respect to the securityholders listed below, the information in the table appearing under the heading "Selling Securityholders" beginning on page 12 of the prospectus dated December 2, 2003, including any amendments or supplements thereto, and was provided by or on behalf of the selling securityholders:

Full Legal Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned That May Be Sold	Shares of Lincare Common Stock Beneficially Owned Upon Conversion of the Debentures(1)	Debentures Owned After Completion of the Offering(2)	Shares of Lincare Common Stock Owned After Completion of the Offering(2)
Anschutz Foundation	45,000	843	0	0
Avaya Inc High Yield	60,000	1,125	0	0
Briggs & Stratton	35,000	656	0	0
Chase 401K Savings Plan	260,000	4,875	0	0
Chrysler Corporation Master Retirement Trust	2,575,000	48,285	0	0
City of Montreal High Yield	45,000	843	0	0
Constellation Energy	60,000	1,125	0	0
Delta Air Lines Master Trust—CV	1,085,000	20,345	0	0
Delta Pilots Disability & Survivorship Trust—CV	510,000	9,563	0	0
DKR SoundShore Oasis Holding Fund Ltd.(3)	5,000,000	93,757	0	0
DKR SoundShore Strategic Holding Fund Ltd(4).	10,250,000	192,202	0	0

EA/Mackay High Yield Trust	1,745,000	32,721	0	0
Fairfax County High Yield	60,000	1,125	0	0
Federal Insurance Company (CHUBB)	200,000	3,750	0	0
Foundation Lucie et Andre Chagnon	60,000	1,125	0	0
Global Bermuda Limited Partnership	1,600,000	30,002	0	0
HFR CA Select Fund	800,000	15,001	0	0
Houston Police High Yield	130,000	2,437	0	0
Illinois Municipal Ret High Yield	375,000	7,031	0	0
LA Fire & Police High Yield	290,000	5,437	0	0
Lakeshore International Limited	6,400,000	120,009	0	0
Mackay Trust High Yield	235,000	4,406	0	0
Mainstay High Yield	5,405,000	101,351	0	0
Mainstay Strategic Income High Yield	55,000	1,031	0	0
Mainstay Strategic Value High Yield	15,000	281	0	0
Mainstay Total Return High Yield	45,000	843	0	0
Mainstay VP High Yield	1,305,000	24,470	0	0
Mainstay VP Total Return High Yield	30,000	562	0	0
Memphis High Yield	135,000	2,531	0	0
Microsoft Corporation	955,000	17,907	0	0
MLG-NYL US High Yield	60,000	1,125	0	0
Motion Picture Industry Health Plan—Active Member Fund	270,000	5,062	0	0
Motion Picture Industry Health Plan—Retiree Member Fund	180,000	3,375	0	0
Nations Annuity High Yield	85,000	1,593	0	0
Nations High Yield Bond Fund	1,420,000	26,627	0	0
New York Life Separate 40A High Yield	55,000	1,031	0	0
Nisource Inc High Yield	130,000	2,437	0	0
NY Carpenter High Yield	65,000	1,218	0	0
NYC Firedept High Yield	100,000	1,875	0	0
NYL/GOA-BB High Yield	150,000	2,812	0	0
OCM Convertible Trust	2,545,000	47,722	0	0
Ohio Police & Fire High Yield	250,000	4,687	0	0
Park Employee High Yield	15,000	281	0	0
Partner Reinsurance Company Ltd.	885,000	16,595	0	0
Philips Pension High Yield	105,000	1,968	0	0
PSERS-Highyield	795,000	14,907	0	0
Qwest Occupational Health Trust	300,000	5,625	0	0
Rhode Island Employee Retirement System	130,000	2,437	0	0
San Antonio Fire & Police	90,000	1,687	0	0
San Diego County Employee Retirement Association	1,200,000	22,501	0	0
State Employees' Retirement Fund of the State of Delaware	1,195,000	22,408	0	0
Teachers Insurance and Annuity Association of America	15,000,000	281,272	0	0
Tennessee Valley Authority	365,000	6,844	0	0
The 1199 Health Care Employees Pension Fund	345,000	6,469	0	0
UHY-Scottish Widow High Yield	490,000	9,188	0	0
Waterstone Market Neutral Fund, LP	1,197,000	22,445	0	0
Waterstone Market Neutral Offshore Fund, Ltd.	6,278,000	117,721	0	0
Writers' Guild	15,000	281	0	0
Zazove Convertible Arbitrage Fund, L.P.	4,000,000	75,006	0	0
Zazove Hedged Arbitrage Fund, L.P.	3,000,000	56,254	0	0
Zazove Income Fund, L.P.	1,800,000	33,752	0	0

Zurich Institutional Benchmark Master Fund, Ltd. (c/o Bear Stearns)	1,800,000	33,752	0	0

(1)
Assumes conversion of all the securityholders' debentures at the initial conversion rate of 18.7515 shares of common stock per $1,000 principal amount of debentures. However, the conversion rate is subject to adjustment as described under "Description of Debentures—Conversion Rights". As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2)
We do not know when or in what amounts a selling securityholder may offer the debentures or shares for sale. The selling securityholders might not sell any or all of the debentures or shares offered by this prospectus. Because the selling securityholders may offer all or some of the debentures or shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the debentures or shares, we cannot estimate the number of the debentures or shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the debentures or shares covered by this prospectus will be held by the selling securityholders.

(3)
At the selling securityholder's request, we have included DKR SoundShore Oasis Holding Fund Ltd. herein to reflect a change in its company name. DKR SoundShore Oasis Holding Fund Ltd. was previously AIG DKR SoundShore Oasis Holding Fund Ltd.

(4)
At the selling securityholder's request, we have included DKR SoundShore Strategic Holding Fund Ltd. herein to reflect a change in its company name and an increase in the number of debentures or shares held by it. DKR SoundShore Strategic Holding Fund Ltd. was previously AIG DKR SoundShore Strategic Holding Fund Ltd.

The date of this prospectus supplement is December 18, 2003